PRESS RELEASE

FOR IMMEDIATE RELEASE
Contact:  Gregory J. Kreis, President & CEO
          Eugene R. Sunderhaft, Senior Vice President & CFO

Telephone:  315 343 4100


OSWEGO, NEW YORK JULY 21, 2003. Bridge Street Financial, Inc., (the "Company"), the holding company for Oswego County National Bank , (the "Bank"), reported net income of $171,000 for the three months ended June 30, 2003 compared to $241,000 for the same period of 2002. The reduction in net income for the second quarter of 2003 resulted primarily from increased operating expenses, which exceeded the growth of net interest income and non interest income. During the three months ended June 30, 2003 the growth of net interest income was restricted by the continued decline in net interest rate margin that is the result of declining interest rates.

Gregory J. Kreis, President and CEO said that, "We are disappointed with second quarter and six month results. Continued declining rates have further eroded our net interest margin impacting our earnings. The slow economy has lowered loan demand at a time when we have substantial liquidity due to our additional capital raised in the second step offering in January. The demand for refinanced and new fixed rate residential mortgages was at a record volume but those loans are sold in the secondary mortgage market to mitigate our interest rate risk. Outstandings in loan servicing increased substantially in the first six months as a result of the heavy volume in loans sold to Freddie Mac. The increase in loan servicing will create a growing stream of non interest income."

Kreis also said that, "We will be working very hard on cost containment in the second half of the year and have several initiatives in process. We are also working on several fronts to increase loan volume and leverage our liquidity position. Short term earnings have been negatively impacted by positioning ourselves short and not taking long term interest rate risk which we feel will help us when the economy improves and rates begin to increase.

Our newest branch location will be opening in Brewerton around the first of September. Interior renovations are being completed at this time to offer a very customer friendly environment like our Liverpool branch. A very experienced manager has been hired for that location and the rest of the staff is being hired and will be in place by early August. The location should offer excellent loan and deposit growth opportunities."

Net income for the second quarter of 2003 continued to be impacted by a reduction of net interest margin during a historically low point in the interest rate cycle and a slow economy resulted in reduced loan originations for portfolio. The Company's current strategy of asset/liability management has positioned the Company for increases in net interest rate margin as rates increase. Net interest income for the quarter ended June 30, 2003 increased 4.4% to $1,533,000 compared to $1,468,000 for the same period in 2002. Non interest income for the quarter ended June 30, 2003 increased by 25.4% to $775,000 compared to $618,000 for the same period in 2002 due, in part, to increased service fee income from loans and deposits of $92,000, an increase of $3,000 for net gains on securities transactions and a $61,000 increase in the net gain on the sale of loans. The provision for loan losses for the quarter ended June 30, 2003 increased $15,000 compared to the same period in 2002. The increased provision for loan losses was due, in part, to increased provision requirements related to the growth of commercial loans and a soft economy.

Operating expenses for the second quarter of 2003 increased to $2,044,000 from $1,760,000 in 2002. Operating costs in the second quarter of 2003 include certain costs associated with the new branch that opened near the end of second quarter of 2002, professional service fees incurred to establish a Stock Option and Recognition and Retention Plan and increased employee benefit costs for healthcare and pension.

For the six months ended June 30, 2003 the Company reported net income of $382,000 compared to $524,000 for the same period in 2002. Net interest income for the six months ended June 30, 2003 increased 3.2% to $3,050,000 compared to $2,955,000 for the same period in 2002. The loan loss provision for the six months ended June 30, 2003 compared to the same period in 2002 increased $38,000. Non interest income for the six months of 2003 increased by 27.3% to $1,643,000 compared to $1,291,000 for the same period in 2002. Operating expenses for the six months ended June 30, 2003 increased 16.7% to $4,090,000 as compared to $3,505,000 for the same period in 2002. Operating expenses increased in part due to a new branch that opened near the end of the second quarter in 2002, cost associated with the charter conversion and name change, professional service fees incurred to establish a Stock Option and Recognition and Retention Plan, and increased employee benefit costs for healthcare and pension.

Basic earnings per share was $.07 for the quarter ended June 30, 2003, as compared to $.09 for the same period in 2002. Diluted earnings per share was $.06 for the quarter ended June 30, 2003 as compared to $.09 for the same period in 2002. Basic earnings per share was $.15 for the six months June 30, 2003, as compared to $.21 for the same period in 2002. Diluted earnings per share was $.14 for the six months ended June 30, 2003 as compared to $.20 for the same period in 2002. Net interest margin decreased to 3.77% for the quarter ended June 30, 2003 compared to 4.29% for the same period in 2002. Return on average assets decreased to 0.35% for the quarter ended June 30, 2002 compared to 0.57% for the same period in 2002. Return on average equity for the quarter ended June 30, 2003 decreased to 2.18% compared to 5.95% for the same period in 2002. Book value per share increased to $12.19 at June 30, 2003 compared to $6.51 for the same period in 2002, primarily as a result of net proceeds received from the second step conversion.

Total assets increased by 15.1% to $199,690,000 at June 30, 2003 compared to $173,432,000 at June 30, 2002. The increase in total assets was due, in part, to $14.2 million of net proceeds received from the second-step conversion, which were used to purchase short-term investments until these proceeds can be deployed in higher yielding assets. Total loans increased by 1.4% to $113,400,000 at June 30, 2003 compared to $111,797,000 for the same period in 2002. During the second quarter of 2003 the Company retained $6.0 million of 15 year fixed rate residential loans. All additional fixed rate loans were sold in the secondary market. Total deposits increased by 7.7% to $150,563,000 at June 30, 2003 compared to $139,804,000 at June 30, 2002. The growth in deposits is the result of customer's acceptance of deposit products combined with customer's movement of funds away from volatile equity investments. Nonperforming assets as a percentage of total assets were .61% at June 30, 2003 compared to .48% at June 30, 2002. The allowance for loan losses as a percentage of nonperforming loans was 98.77% at June 30, 2003 compared to 122.34% at June 30, 2002. Shareholder equity increased to $32,017,000 at June 30, 2003 compared to $16,553,000 at June 30, 2002 primarily due to the second-step conversion.


The Board of Directors of Bridge Street Financial, Inc., at its regularly scheduled meeting on July 19, 2003, declared a dividend of four cents per share to shareholders of record on July 30, 2003 and payable on or about August 20, 2003.

Bridge Street Financial, Inc., successor to Oswego County Bancorp, Inc. is the holding company of Oswego County National Bank, formerly Oswego County Savings Bank. Oswego County National Bank is a national bank whose deposits are insured by the FDIC. The Bank was founded in 1870 and conducts business from its main office in Oswego, New York and six branches in Oswego, Fulton, Pulaski, North Syracuse, and Liverpool, New York.

THIS PRESS RELEASE MAY CONTAIN FORWARD-LOOKING STATEMENTS BASED ON CURRENT EXPECTATIONS, ESTIMATES AND PROJECTIONS ABOUT THE COMPANY'S INDUSTRY, MANAGEMENT'S BELIEFS AND ASSUMPTIONS MADE BY MANAGEMENT. WORDS SUCH AS "ANTICIPATES", "EXPECTS", "INTENDS", "PLANS", "BELIEVES", "SEEMS", "ESTIMATES", OR VARIATIONS OF SUCH WORDS AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY SUCH FORWARD-LOOKING STATEMENTS. THESE STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND ARE SUBJECT TO CERTAIN RISKS, UNCERTAINTIES AND ASSUMPTIONS THAT ARE DIFFICULT TO FORECAST. THEREFORE, ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE EXPRESSED OR FORECAST IN SUCH FORWARD-LOOKING STATEMENTS. THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE PUBLICLY ANY FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION OR OTHERWISE.

                          BRIDGE STREET FINANCIAL, INC.
                           FINANCIAL DATA (Unaudited)
                                  June 30, 2003

 (dollars in thousands, except per share)

                                              For the quarter ended               For six months ended
                                          -----------------------------           ---------------------
INCOME STATEMENT DATA: (a)                6/30/2003 3/31/2003 6/30/2002            6/30/2003  6/30/2002
--------------------------                -----------------------------           ---------------------
Interest income                              $2,282    $2,310    $2,433               $4,592     $4,910
Interest expense                                749       793       965                1,542      1,955
                                          -----------------------------           ---------------------
Net interest income                           1,533     1,517     1,468                3,050      2,955
Provision for loan losses                        90        90        75                  180        142
                                          -----------------------------           ---------------------
Net interest income
  after provision for losses                  1,443     1,427     1,393                2,870      2,813

Noninterest income                              775       868       618                1,643      1,291
Operating expenses                            2,044     2,046     1,760                4,090      3,505
                                          -----------------------------           ---------------------
Income before taxes                             174       249       251                  423        599
Income taxes                                      3        38        10                   41         75
                                          -----------------------------           ---------------------

Net income                                     $171      $211      $241                 $382       $524


Basic earnings per share (d)                   0.07      0.08      0.09                 0.15       0.21
Diluted earnings per share (d)                 0.06      0.08      0.09                 0.14       0.20

Interest rate spread (b)                      3.31%     3.33%     3.93%                3.32%      3.88%
Net interest margin (b)                       3.77%     3.82%     4.29%                3.80%      4.29%
Return on average assets                      0.35%     0.44%     0.57%                0.39%      0.63%
Return on average equity                      2.18%     2.77%     5.95%                2.47%      6.56%


BALANCE SHEET DATA: (a)                   6/30/2003 3/31/2003 6/30/2002           12/31/2002
                                          -----------------------------           ----------

Investments                                 $51,972   $50,778   $40,686              $39,682
Loans                                       113,400   107,264   111,797              107,593
Allowance for loan losses                    (1,125)   (1,262)   (1,024)              (1,190)
Total assets                                199,690   194,875   173,432              194,923

Deposits                                    150,563   146,916   139,804              145,684
Stock subscription escrow                         -         -         -               15,107
Borrowings                                   13,700    13,700    14,000               13,700
Shareholders' equity                         32,017    31,208    16,553               16,936
Shares outstanding, net (c), (d)          2,626,322 2,619,982 2,544,643            2,553,586
Book value per share (d)                      12.19     11.91      6.51                 6.63

Nonperforming assets
  to total assets (e)                         0.61%     0.59%     0.48%                0.49%
Allowance to nonperforming loans             98.77%   103.15%   122.34%              124.35%
Equity to assets                             16.03%    16.01%     9.54%                8.69%


(a) The Company completed a second-step conversion on January 3, 2003. The conversion was accounted for as achange in corpoarate form with no resulting change in historical basis of the Company's assets, liabilities and equity.
(b) Includes tax equivalent adjustment for the Company's tax-exempt securities income.
(c) Reduced by unvested restricted shares, unallocated ESOP shares and treasury shares.
(d) Share data and per share amounts have been restated giving retroactive recongnition to the second-step conversion ratio.
(e) Nonperforming assets include nonaccrual loans, accruing loans over 90 days past due, restructured loans and other real estate owned.